EXHIBIT 3.2

                                     BYLAWS



                                       OF



                                HK SYSTEMS, INC.

                                TABLE OF CONTENTS


                                                                         Page


                               ARTICLE I.  OFFICES

        1.01.     Principal and Business Offices . . . . . . . . . . . .  B-4
        1.02.     Registered Office  . . . . . . . . . . . . . . . . . .  B-4
        1.03.     Corporate Records  . . . . . . . . . . . . . . . . . .  B-4

                            ARTICLE II.  SHAREHOLDERS

        2.01.     Annual Meeting . . . . . . . . . . . . . . . . . . . .  B-4
        2.02.     Special Meetings . . . . . . . . . . . . . . . . . . .  B-5
        2.03.     Place of Meeting . . . . . . . . . . . . . . . . . . .  B-8
        2.04.     Notice of Meeting  . . . . . . . . . . . . . . . . . .  B-8
        2.05.     Fixing of Record Date  . . . . . . . . . . . . . . . .  B-8
        2.06.     Shareholder Lists  . . . . . . . . . . . . . . . . . .  B-9
        2.07.     Quorum and Voting Requirements; Postponements;
                  Adjournments . . . . . . . . . . . . . . . . . . . . .  B-9
        2.08.     Meetings Procedure . . . . . . . . . . . . . . . . . . B-10
        2.09.     Proxies  . . . . . . . . . . . . . . . . . . . . . . . B-13
        2.10.     Voting of Shares . . . . . . . . . . . . . . . . . . . B-13
        2.11.     Acceptance of Instruments Showing Shareholder Action . B-13
        2.12.     Inspectors of Election . . . . . . . . . . . . . . . . B-14

                        ARTICLE III.  BOARD OF DIRECTORS

        3.01.     General Powers . . . . . . . . . . . . . . . . . . . . B-15
        3.02.     Resignation  . . . . . . . . . . . . . . . . . . . . . B-15
        3.03.     Regular Meetings . . . . . . . . . . . . . . . . . . . B-15
        3.04.     Special Meetings . . . . . . . . . . . . . . . . . . . B-15
        3.05.     Notice; Waiver . . . . . . . . . . . . . . . . . . . . B-15
        3.06.     Quorum . . . . . . . . . . . . . . . . . . . . . . . . B-16
        3.07.     Manner of Acting . . . . . . . . . . . . . . . . . . . B-16
        3.08.     Conduct of Meetings  . . . . . . . . . . . . . . . . . B-16
        3.09.     Compensation . . . . . . . . . . . . . . . . . . . . . B-17
        3.10.     Presumption of Assent  . . . . . . . . . . . . . . . . B-17
        3.11.     Committees . . . . . . . . . . . . . . . . . . . . . . B-17
        3.12.     Telephonic Meetings  . . . . . . . . . . . . . . . . . B-18
        3.13.     Unanimous Consent without Meeting  . . . . . . . . . . B-18

                              ARTICLE IV.  OFFICERS

        4.01.     Number . . . . . . . . . . . . . . . . . . . . . . . . B-18
        4.02.     Removal and Resignation  . . . . . . . . . . . . . . . B-18
        4.03.     Vacancies  . . . . . . . . . . . . . . . . . . . . . . B-19
        4.04.     Duties . . . . . . . . . . . . . . . . . . . . . . . . B-19
        4.05.     Chief Executive Officer  . . . . . . . . . . . . . . . B-19
        4.06.     Chairman of the Board, Vice Chairman of the Board and
                  President  . . . . . . . . . . . . . . . . . . . . . . B-19
        4.07.     Vice Presidents. . . . . . . . . . . . . . . . . . . . B-20
        4.08.     Chief Financial Officer  . . . . . . . . . . . . . . . B-20
        4.09.     Controller . . . . . . . . . . . . . . . . . . . . . . B-21
        4.10.     Secretary  . . . . . . . . . . . . . . . . . . . . . . B-21
        4.11.     Treasurer  . . . . . . . . . . . . . . . . . . . . . . B-21
        4.12.     Assistants and Acting Officers . . . . . . . . . . . . B-22

             ARTICLE V.  CERTIFICATES FOR SHARES AND THEIR TRANSFER

        5.01.     Certificates for Shares  . . . . . . . . . . . . . . . B-22
        5.02.     Uncertificated Shares  . . . . . . . . . . . . . . . . B-22
        5.03.     Facsimile Signatures and Seal  . . . . . . . . . . . . B-23
        5.04.     Signature by Former Officers . . . . . . . . . . . . . B-23
        5.05.     Transfer of Shares . . . . . . . . . . . . . . . . . . B-23
        5.06.     Restrictions on Transfer . . . . . . . . . . . . . . . B-23
        5.07.     Lost, Destroyed or Stolen Certificates . . . . . . . . B-23
        5.08.     Consideration for Shares . . . . . . . . . . . . . . . B-23
        5.09.     Stock Regulation . . . . . . . . . . . . . . . . . . . B-24
        5.10.     No Nominee Procedures  . . . . . . . . . . . . . . . . B-24

                          ARTICLE VI.  INDEMNIFICATION

        6.01.     Certain Definitions  . . . . . . . . . . . . . . . . . B-24
        6.02.     Mandatory Indemnification  . . . . . . . . . . . . . . B-25
        6.03.     Procedural Requirements  . . . . . . . . . . . . . . . B-25
        6.04.     Determination of Indemnification . . . . . . . . . . . B-26
        6.05.     Mandatory Allowance of Expenses  . . . . . . . . . . . B-27
        6.06.     Indemnification and Allowance of Expenses of Certain
                  Others . . . . . . . . . . . . . . . . . . . . . . . . B-27
        6.07.     Insurance  . . . . . . . . . . . . . . . . . . . . . . B-28
        6.08.     Notice to the Corporation  . . . . . . . . . . . . . . B-28
        6.09.     Severability . . . . . . . . . . . . . . . . . . . . . B-28
        6.10.     Nonexclusivity of Article VI . . . . . . . . . . . . . B-28
        6.11.     Contractual Nature of Article VI; Repeal or Limitation
                  of Rights  . . . . . . . . . . . . . . . . . . . . . . B-28

                           ARTICLE VII.  MISCELLANEOUS

        7.01.     Amendments . . . . . . . . . . . . . . . . . . . . . . B-29
        7.02.     Seal . . . . . . . . . . . . . . . . . . . . . . . . . B-29
        7.03.     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . B-29
        7.04.     Emergency Provisions . . . . . . . . . . . . . . . . . B-29



                               ARTICLE I.  OFFICES

             1.01. Principal and Business Offices. The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

             1.02. Registered Office. The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors. The business office of the registered agent of the corporation shall be identical to such registered office.

             1.03. Corporate Records. The following documents and records shall be kept at the corporation's principal office or at such other reasonable location as may be specified by the corporation:

                  (a) Minutes of shareholders' and Board of Directors' meetings and any written notices thereof.

                  (b) Records of actions taken by the shareholders or directors without a meeting.

                  (c) Records of actions taken by committees of the Board of Directors.

                  (d)  Accounting records.

                  (e)  Records of its shareholders.

                  (f)  Current bylaws.

                  (g) Written waivers of notice by shareholders or directors (if any).

                  (h) Written consents by shareholders or directors for actions without a meeting (if any).

                  (i)  Voting trust agreements (if any).

                  (j) Stock transfer agreements to which the corporation is a party or of which it has notice (if any).

                            ARTICLE II.  SHAREHOLDERS

             2.01. Annual Meeting. The annual meeting of the shareholders of the corporation (the "Annual Meeting") shall be held on the first Friday in the month of March of each year, at 10:00 a.m. (local time), or at such other time and date as may be fixed by or under the authority of the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly come before the Annual Meeting in accordance with Section 2.08 of these bylaws. If the day fixed for the Annual Meeting shall be a legal holiday in the State of Wisconsin, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day designated herein, or fixed as herein provided, for any Annual Meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders (a "Special Meeting") as soon thereafter as conveniently may be. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.

             2.02.     Special Meetings.

             (a) A Special Meeting may be called only by (i) the Chairman of the Board, (ii) the President or (iii) the Board of Directors and shall be called by the Chairman of the Board or the President upon the demand, in accordance with this Section 2.02, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

             (b) In order that the corporation may determine the shareholders entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareholders entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than 10 days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareholder of record seeking to have shareholders demand a Special Meeting shall, by sending written notice to the Secretary of the corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within 10 days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within 10 days after the date on which such request is received by the Secretary, the Demand Record Date shall be the 10th day after the first day on which a valid written request to set a Demand Record Date is received by the Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative) and shall set forth all information about each such shareholder and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareholder's notice described in Section 2.08(b) of these bylaws.

             (c) In order for a shareholder or shareholders to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the corporation.
   To be valid, each written demand by a shareholder for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the corporation pursuant to paragraph (b) of this
   Section 2.02, shall be signed by one or more persons who as of the Demand Record Date are shareholders of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareholder (or proxy or other representative), and shall set forth the name and address, as they appear in the corporation's books, of each shareholder signing such demand and the class or series and number of shares of the corporation which are owned of record and beneficially by each such shareholder, shall be sent to the Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Secretary within 70 days after the Demand Record Date.

             (d) The corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the documents required by paragraph (c) of this Section 2.02, the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined herein) pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

             (i) "Affiliate" of any Person shall mean any Person controlling, controlled by or under common control with such first Person.

             (ii) "Participant" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Securities
        Exchange Act of 1934, as amended (the "Exchange Act").

             (iii) "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

             (iv) "Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

             (v) "Solicitation" shall have the meaning assigned to such term in Rule 14a-11 promulgated under the Exchange Act.

             (vi) "Soliciting Shareholder" shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, any of the following Persons:

                    (A) if the number of shareholders signing the demand or demands for a meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.02 is 10 or fewer, each shareholder signing any such demand;

                    (B) if the number of shareholders signing the demand or demands for a meeting delivered to the corporation pursuant to paragraph (c) of this Section 2.02 is more than 10, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the corporation of the documents described in paragraph (c) of this Section 2.02, had engaged or intended to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation); or

                    (C)          any Affiliate of a Soliciting
        Shareholder, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (c) of this Section 2.02 and/or the written agreement described in this paragraph (d) in order to prevent the purposes of this Section 2.02 from being evaded.

             (e) Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Chairman of the Board, the President or the Board of Directors shall have called such meeting. In the case of any Special Meeting called by the Chairman of the Board or the President upon the demand of shareholders (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than 70 days after the Meeting Record Date (as defined in Section
   2.05 of these bylaws); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within 10 days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting are delivered to the corporation (the "Delivery Date"), then such meeting shall be held at 2:00 p.m. (local time) on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Chairman of the Board, the President or the Board of Directors may consider such factors as he or it deems relevant within the good faith exercise of his or its business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

             (f) The corporation may engage nationally or regionally recognized independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) 5 Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such 5 Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

             (g) For purposes of these bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

             2.03. Place of Meeting. The Board of Directors, the Chairman of the Board or the President may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or for any Special Meeting, or for any postponement thereof. If no designation is made, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or by the Chairman of the Board or the President.

             2.04. Notice of Meeting. Written notice stating the place, day and hour of any Annual Meeting or Special Meeting shall be delivered not less than 10 (unless a longer period is required by the Wisconsin Business Corporation Law) nor more than 70 days before the date of such meeting, either personally or by mail, by or at the direction of the Secretary, to each shareholder of record entitled to vote at such meeting and to other shareholders as may be required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than 30 days after the Delivery Date. If mailed, notice pursuant to this Section 2.04 shall be deemed to be effective when deposited in the United States mail, addressed to each shareholder at his or her address as it appears on the stock record books of the corporation, with postage thereon prepaid. Unless otherwise required by the Wisconsin Business Corporation Law, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (a) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (b) in the case of a Demand Special Meeting, the notice of meeting (i) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.02 of these bylaws and (ii) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.08(c) of these bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, the corporation shall not be required to give notice of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, then the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

             2.05. Fixing of Record Date. The Board of Directors may fix in advance a date not less than 10 days and not more than 70 days prior to the date of any Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the "Meeting Record Date"). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within 30 days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the meeting. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareholders entitled to notice of and to vote at any Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
   The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose. Such record date shall be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. The record date for determining shareholders entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the corporation's shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

             2.06. Shareholder Lists. After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder or his or her agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section 2.06. The corporation shall make the shareholders' list available at the meeting, and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. Refusal or failure to prepare or make available the shareholders' list shall not affect the validity of any action taken at a meeting of shareholders.

             2.07.  Quorum and Voting Requirements; Postponements;
   Adjournments.

             (a) Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, then such class shall constitute a separate voting group for purposes of this Section 2.07. Except as otherwise provided in the Amended and Restated Articles of Incorporation, any bylaw adopted under authority granted in the Amended and Restated Articles of Incorporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Amended and Restated Articles of Incorporation, any bylaw adopted under authority granted in the Amended and Restated Articles of Incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any Annual Meeting or Special Meeting at which a quorum is present. For purposes of this Section 2.07(a), "plurality" means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting or Special Meeting.

             (b) The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution of shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the chairman of the meeting identified in Section 2.08 of these bylaws or pursuant to resolution of the Board of Directors. No notice of the time and place of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

             2.08.  Meetings Procedure.

             (a) The Chairman of the Board, and in his absence the President, shall call any Annual Meeting or Special Meeting to order and shall act as chairman and presiding officer of such meeting. In the absence of the Chairman of the Board and the President, such duties shall be performed by a Vice-President in the order provided under Section 4.07, or in their absence, by any person chosen by the shareholders present.
   The Secretary of the corporation shall act as secretary of all Annual Meetings and Special Meetings, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting. The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations or procedures and to do all acts as, in the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present;
   (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.

             (b) At an Annual Meeting, only such business shall be conducted, and only nominations for the election of directors shall be made, as shall have been properly brought before the meeting in accordance with these bylaws. To be properly brought before an Annual Meeting, business or nominations must (i) be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (ii) otherwise properly be brought before the meeting by or at the direction of the Board of Directors; or (iii) otherwise (A) properly be requested to be brought before the meeting by a shareholder of record entitled to vote in the election of directors generally and (B) constitute a proper subject to be brought before such meeting. For nominations or other business to be properly requested to be brought before an Annual Meeting by a shareholder of record, any shareholder who intends to bring any matter before an Annual Meeting and is entitled to vote on such matter must deliver written notice of such shareholder's intent to bring the matter before the Annual Meeting, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation. Such notice must be received by the Secretary not less than 75 nor more than 100 days prior to (x) March 5, 1999, in the case of the Annual Meeting scheduled to be held on March 5, 1999, or (y) the first anniversary of the immediately preceding Annual Meeting in the case of any other Annual Meeting; provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 60 days from the date specified in clause (x) or (y), as the case may be, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 100th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 75th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder notice as described above. For purposes of this Section 2.08, "public announcement" shall mean the date disclosure of the date of the meeting of shareholders is first made in a press release reported by the Dow Jones New Service, Associated Press or comparable national news service, or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

             A shareholder's notice to the Secretary required by this Section 2.08(b) shall set forth as to each matter the shareholder proposes to bring before the Annual Meeting: (i) in the case of any proposed nomination for election or re-election as a director, (A) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (B) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (C) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (D) the written consent of each nominee to serve as a director of the corporation if so elected;
   (ii) in the case of any other business that such shareholder proposes to bring before the Annual Meeting, (A) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and (B) any material interest of the shareholder in such business; (iii) the name and address of the shareholder intending to propose such business; (iv) the number of shares of stock of the corporation beneficially held, either personally or in concert with others, by the shareholder; and (v) a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination or present such proposal. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 2.08(b). The chairman of the Annual Meeting shall, if the facts warrant, determine and declare to the Annual Meeting that a nomination was not made or business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall so declare to the Annual Meeting that any such nomination shall be disregarded and/or any such business not properly brought before the Annual Meeting shall not be transacted.

             Notwithstanding anything in the fourth sentence of this Section 2.08(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 85 days prior to the date specified in clause (x) or (y), as the case may be, of such sentence, a shareholder's notice required by this Section 2.08(b) with respect to any nomination of a person for election to the Board of Directors shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

             (c) At a Special Meeting, only such business shall be conducted, and only nominations for the election of directors shall be made, as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.04 of these bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who (A) is a shareholder of record, (B) is entitled to vote in the election of directors at the meeting and (C) complies with the notice procedures set forth in this Section 2.08(c).
   Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting must deliver written notice of such shareholder's proposed nomination, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation. Such notice must be received by the Secretary not more than 90 days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting or (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

             A shareholder's notice to the Secretary required by this Section 2.08(c) shall set forth (i) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iii) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (iv) the written consent of each nominee to serve as a director of the corporation if so elected; (v) the name and address of the shareholder intending to propose such business; (vi) the number of shares of stock of the corporation beneficially held, either personally or in concert with others, by the shareholder; and (vii) a representation that the shareholder is a holder of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No business shall be conducted at a Special Meeting except in accordance with the procedures set forth in this Section 2.08(c). The chairman of the Special Meeting shall, if the facts warrant, determine and declare to the Special Meeting that a nomination was not made or business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall so declare to the Special Meeting that any such nomination shall be disregarded and/or any such business not properly brought before the Special Meeting shall not be transacted.

             (d) Notwithstanding the foregoing provisions of this Section 2.08, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.08.

             2.09. Proxies. At any Annual Meeting or Special Meeting, a shareholder entitled to vote may vote in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his or her attorney-in-fact. Except as otherwise provided by the Wisconsin Business Corporation Law, a shareholder may also authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other transmission was authorized by the shareholder. Any proxy shall be filed with the Secretary of the corporation or other person authorized to tabulate votes before or at the time of the meeting and shall be effective when received by the Secretary or other person authorized to tabulate votes. No proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy. Unless otherwise provided in the appointment form, a proxy appointment may be revoked at any time before it is voted by written notice filed with the Secretary or other officer or agent of the corporation authorized to tabulate votes. The presence of a shareholder who has filed his proxy appointment shall not of itself constitute a revocation. The Board of Directors and the chairman of any meeting of shareholders shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

             2.10. Voting of Shares. Each outstanding share shall be entitled to one vote upon each matter submitted to a vote at any Annual Meeting or Special Meeting except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the Amended and Restated Articles of Incorporation or the Wisconsin Business Corporation Law. No vote upon any matter, except the election of directors or the amendment of the Amended and Restated Articles of Incorporation, is required to be by ballot unless demanded by the holders of at least 10% of the voting power of the shares of capital stock represented and entitled to vote at the meeting. All motions to introduce a matter for a vote by shareholders at a meeting thereof, except for nominations for election as directors approved by the Board of Directors, shall be seconded prior to a vote thereon by shareholders.

             2.11. Acceptance of Instruments Showing Shareholder Action. If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

             (a) The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

             (b) The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

             (c) The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

             (d) The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

             (e) Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

   The corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder. The corporation and its officer or agent who accepts or rejects a vote, consent, waiver or proxy appointment in good faith and in accordance with the standards of this section are not liable in damages to the shareholder for the consequences of the acceptance or rejection. Corporate action based on the acceptance or rejection of a vote, consent, waiver, or proxy appointment under this section is valid unless a court of competent jurisdiction determines otherwise.

             2.12. Inspectors of Election. The Chief Executive Officer may, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written report thereof. He may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no such inspector or alternate is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath, in a form satisfactory to the chairman of the meeting, faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

             The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the number of shares represented at a meeting and the validity of proxies and ballots,
   (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The inspectors shall determine the validity of and count the proxies and ballots in accordance with applicable law.

                        ARTICLE III.  BOARD OF DIRECTORS

             3.01. General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its Board of Directors.

             3.02. Resignation. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Chairman of the Board or to the corporation. A director's resignation is effective when the notice is delivered unless the notice specifies a later effective date.

             3.03. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the Annual Meeting, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the Annual Meeting which precedes it, or such other suitable place as may be announced at such Annual Meeting. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice than such resolution.

             3.04. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President or any two directors then in office. The Chairman of the Board or the President may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors, and if no other place is fixed the place of meeting shall be the principal business office of the corporation in the State of Wisconsin.

             3.05. Notice; Waiver. Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.03) shall be given by written notice delivered or communicated in person, by telegram, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each director at his business address or at such other address as such director shall have designated in writing filed with the Secretary, in each case (i) if sent by mail, not less than three days prior to the time of the meeting, (ii) if sent by means that guarantee delivery to the address by a stated date and time, such that the notice would be received not less than one day prior to the time of the meeting or (iii) if sent by means where the notice is delivered to the address on the date it is sent, not less than one day prior to the time of the meeting, but during an emergency, as defined in Section 3.06, notice may be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publications or private or public electronic means. If mailed, such notice shall be deemed to be effective when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be effective when the telegram is delivered to the telegraph company. If notice is given by private carrier, such notice shall be deemed to be effective when the notice is delivered to the private carrier. Whenever any notice whatever is required to be given to any director of the corporation under the Amended and Restated Articles of Incorporation or these bylaws or any provision of the Wisconsin Business Corporation Law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The corporation shall retain any such waiver as part of the permanent corporate records. A director's attendance at or participation in a meeting waives any required notice to him of the meeting unless the director at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

             3.06. Quorum. Except during the existence of an emergency and except as otherwise provided in these bylaws or in the Amended and Restated Articles of Incorporation, one-half of the total number of directors, as fixed pursuant to Section (2) of Article 5 of the Amended and Restated Articles of Incorporation, shall constitute a quorum for the transaction of business. During the existence of an emergency, two directors shall constitute a quorum for the transaction of business. To the extent required to constitute a quorum at any meeting of the Board of Directors during an emergency, the officers of the corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting. Subject to the provisions of the Amended and Restated Articles of Incorporation, the action of the majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted which might have been transacted at the meeting originally called.

             An "emergency" for the purpose of these bylaws shall mean a catastrophic event that prevents a quorum of the corporation's directors from being readily assembled.

             3.07. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by the Wisconsin Business Corporation Law or by the Amended and Restated Articles of Incorporation or these bylaws.

             3.08. Conduct of Meetings. The Chairman of the Board, and in his absence, the President, or a Vice-President in the order provided under Section 4.07, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors, but in the absence of the Secretary, the presiding officer may appoint any Assistant Secretary or any director or other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

             3.09. Compensation. The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or to delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors and executive officers of the corporation. The Board of Directors shall provide for reimbursing the directors for expenses incurred in attending meetings of the Board of Directors or committees thereof. Any director may also serve the corporation in any other capacity and receive compensation, including fees and expenses, for such service.

             3.10. Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors or a committee thereof of which he is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless any of the following occurs: (a) the director objects at the beginning of the meeting or promptly upon his arrival to holding the meeting or transacting business at the meeting; (b) the director dissents or abstains from an action taken and minutes of the meeting are prepared that show the director's dissent or abstention from the action taken; (c) the director delivers written notice that complies with the Wisconsin Business Corporation Law of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting; or (d) the director dissents or abstains from an action taken, minutes of the meeting are prepared that fail to show the director's dissent or abstention from the action taken, and the director delivers to the corporation a written notice of that failure that complies with the Wisconsin Business Corporation Law promptly after receiving the minutes. Such right to dissent or abstain shall not apply to a director who voted in favor of such action.

             3.11. Committees. The Board of Directors may create one or more committees, appoint members of the Board of Directors to serve on the committees and designate other members of the Board of Directors to serve as alternates. Each committee shall have two or more members who shall, unless otherwise provided by the Board of Directors, serve at the pleasure of the Board of Directors. A committee may be authorized to exercise the authority of the Board of Directors, except that a committee may not do any of the following: (a) authorize distributions; (b) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires to be approved by shareholders; (c) fill vacancies on the Board of Directors or, unless the Board of Directors provides by resolution that vacancies on a committee shall be filled by the affirmative vote of the remaining committee members, on any Board of Directors committee; (d) amend the corporation's Amended and Restated Articles of Incorporation;
   (e) adopt, amend or repeal bylaws; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; and (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee to do so within limits prescribed by the Board of Directors. Each committee shall fix its own rules of procedure and shall meet where and as provided by such rules, but the presence of a majority shall be necessary to constitute a quorum, unless otherwise provided by these bylaws. The Secretary of the corporation or a member of the appropriate committee shall keep minutes of proceedings. Each committee shall make such reports to the Board of Directors of its activities as the Board of Directors may request. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

             3.12. Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or these bylaws, members of the Board of Directors (and any committee thereof) may participate in regular or special meetings by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. If a meeting is conducted by such means, then at the commencement of such meeting the presiding officer shall inform the participating directors that a meeting is taking place at which official business may be transacted. Any participant in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter which the presiding officer determines, in his sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

             3.13. Unanimous Consent without Meeting. Any action required or permitted by the Amended and Restated Articles of Incorporation or these bylaws or any provision of the Wisconsin Business Corporation Law to be taken by the Board of Directors (or a committee thereof) at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all members of the Board of Directors or of the committee, as the case may be, then in office. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date.

                              ARTICLE IV.  OFFICERS

             4.01. Number. Each year at the annual meeting of the Board of Directors the directors shall elect a Chairman of the Board, a Chief Executive Officer and a Chief Financial Officer. From time to time the Board of Directors may also elect or appoint a Vice Chairman of the Board, a President, such Executive, Senior or other Vice Presidents as it may deem appropriate, a Treasurer, and such other officers, including a Controller, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers, as it may deem appropriate. The Chief Executive Officer may appoint any officers of the corporation not required under the first sentence of this Section 4.01 to be elected by the Board of Directors, as he may deem appropriate. The Chairman of the Board, the Chief Executive Officer and any Vice Chairman of the Board must be directors; no other officer need be a director. Any number of offices may be held by the same person. The term of each officer, whenever elected or appointed, shall be until the election or appointment (as the case may be) and qualification of his successor or until his earlier resignation or removal.

             4.02. Removal and Resignation. The Board of Directors may remove any officer and, unless restricted by the Board of Directors or these bylaws, an officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the officer removed. Election or appointment shall not of itself create contract rights. An officer may resign at any time by delivering notice to the corporation that complies with the Wisconsin Business Corporation Law. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date.

             4.03. Vacancies. A vacancy in any office may be filled by the Board of Directors, and a vacancy in any appointed office may be filled by the Chief Executive Officer, for the unexpired portion of the term.

             4.04. Duties. The officers shall have such powers and perform such duties as are prescribed in these bylaws or, in the case of an officer whose powers and duties are not so prescribed, as may be assigned by the Board of Directors or delegated by or through the Chief Executive Officer.

             4.05. Chief Executive Officer. The Chief Executive Officer of the corporation shall be elected by the Board of Directors. Subject to the Board of Directors, he shall be in general and active charge, control and supervision over the management and direction of the business, property and affairs of the corporation. He shall keep the Board of Directors informed, and shall freely consult it, concerning the business of the corporation in his charge.

             He shall, subject to these bylaws, have authority to:

             (a) appoint or approve the appointment of employees to various posts and positions in the corporation bearing titles designated or approved by him and to prescribe their authority and duties, which may include the authority to appoint subordinates to various other posts and positions; and

             (b)    remove or approve the removal of employees so appointed;
   and

             (c) sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, notes, debentures, stock certificates, contracts, including contracts of guaranty and suretyship, leases, reports and other documents and instruments, except where the signing or execution thereof by some other officer or employee of the corporation shall be expressly authorized and directed by law, or by the Board of Directors, or by these bylaws. Unless otherwise provided by law, or by these bylaws, or by the Board of Directors, he may authorize, in a writing filed with the Secretary, any officer, employee, or agent of the corporation to sign, execute and acknowledge, on behalf of the corporation and in his place and stead, any or all such documents and instruments.

             He shall have such other authority and perform such other duties as are incident to the office of Chief Executive Officer and as may be prescribed from time to time by the Board of Directors and these bylaws.

             In the absence or disability of the Chief Executive Officer, or in case of an unfilled vacancy in that office, until such time as the Board of Directors shall elect his successor, his duties shall be performed and his powers shall be exercised by other elected officers of the corporation who are also directors (unless none are directors) in the order in which such officers were listed in their respective elections.

             4.06. Chairman of the Board, Vice Chairman of the Board and President. The Chairman of the Board, any Vice Chairman of the Board and the President, each acting alone, shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, notes, debentures, stock certificates, contracts, including contracts of guaranty and suretyship, leases, reports and other documents and instruments, except where the signing or execution thereof by some other officer or employee shall be expressly authorized and directed by law, or by the Board of Directors, or by the Chief Executive Officer or by these bylaws. Each shall have such additional powers and perform such additional duties as may be assigned to him by the Board of Directors or as may be delegated to him by the Chief Executive Officer.

             4.07. Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him by the Board of Directors or as may be delegated to him by the Chief Executive Officer.

             Each Vice President shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, notes, debentures, contracts, including contracts of guaranty and suretyship, leases, reports and other documents and instruments, except where the signing or execution thereof by some other officer or employee shall be expressly authorized and directed by law, the Board of Directors, the Chief Executive Officer or these bylaws.

             4.08. Chief Financial Officer. The Chief Financial Officer shall:

             (a) be the principal financial officer of the corporation and have responsibility for all financial affairs of the corporation; and

             (b) protect the cash, securities, receivables and other financial resources of the corporation, have responsibility for investment, receipt, custody and disbursement of such resources, and establish policies for granting credit to customers; and

             (c)    maintain the creditworthiness of the corporation; and

             (d) negotiate and procure capital required by the corporation, including long-term debt and equity, maintain adequate sources for the corporation's short-term financing requirements and maintain banking relationships; and

             (e) administer the accounting policies of the corporation and the internal controls with respect to its financial affairs; and

             (f) supervise the corporation's books of account, and have access to all records, including the Secretary's records; and

             (g) in general, have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or by or through the Chief Executive Officer.

   In the absence of the election or appointment of a Treasurer and/or a Controller, the Chief Financial Officer shall have the powers and duties of the Treasurer and/or the Controller, as the case may be, unless otherwise provided by the Board of Directors or the Chief Executive Officer.

             4.09.  Controller.  The Controller shall:

             (a)    be the principal accounting officer of the corporation;
   and

             (b) have custody and charge of the corporation's books of account, and have access to all records, including the Secretary's and the Treasurer's records, for purpose of obtaining information necessary to verify or complete the records of the Controller's office; and

             (c)    implement the policies for granting credit to customers;
   and

             (d) implement the internal controls with respect to the financial affairs of the corporation; and

             (e) have the responsibility for processing vouchers for payment by the Treasurer; and

             (f) in general, have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or by or through the Chief Executive Officer.

             4.10.  Secretary.   The Secretary shall:

             (a) attend and keep the minutes of all meetings of the shareholders, the Board of Directors and such committees as the Board of Directors may direct; and

             (b) have custody of the corporate seal and all corporate records (including transfer books and stock ledgers), contracts, papers, instruments, documents and books of the corporation except those required to be kept by other officers under these bylaws; and

             (c) sign on behalf of the corporation such documents and instruments as require his signature when approved in accordance with these bylaws, and to such documents he shall affix the corporate seal when necessary and may do so when he deems it desirable; and

             (d) see that notices are given and records and reports are properly kept and filed by the corporation as required by these bylaws or as required by law; and

             (e) in general, have such other powers and perform such other duties as are incident to the office of Secretary and as may be assigned to him from time to time by the Board of Directors or by or through the Chief Executive Officer.

             4.11.  Treasurer.  The Treasurer shall:

             (a) receive and sign receipts for all moneys paid to the corporation and shall deposit the same in the name and to the credit of the corporation in authorized banks or depositories; and

             (b) when necessary or desirable, endorse for collection on behalf of the corporation all checks, drafts, notes and other obligations payable to it; and

             (c) disburse the funds of the corporation only upon vouchers duly processed and under such rules and regulations as the Board may from time to time adopt; and

             (d) keep full and accurate accounts of the transactions of his office in books belonging to the corporation; and

             (e) render as the Board of Directors may direct an account of the transactions of his office; and

             (f) in general, have such other powers and perform such other duties as are incident to the office of Treasurer and as may be assigned to him from time to time by the Board of Directors or by or through the Chief Executive Officer.

             4.12. Assistants and Acting Officers. The Board of Directors and the Chief Executive Officer shall each have the power to appoint any person to act as assistant to any officer, or as agent for the corporation in the officer's stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or Chief Executive Officer shall have the power to perform all the duties of the office to which that person is so appointed to be assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors or the Chief Executive Officer.

             ARTICLE V.  CERTIFICATES FOR SHARES AND THEIR TRANSFER

             5.01. Certificates for Shares. Certificates representing shares of the corporation shall be in such form, consistent with the Wisconsin Business Corporation Law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman of the Board, the President or a Vice-President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 5.07.

             5.02. Uncertificated Shares. The Board of Directors hereby authorizes the issuance of any shares of its classes or series without certificates to the full extent that the Secretary of the corporation determines that such issuance is allowed by applicable law and rules of the New York Stock Exchange, any such determination to be conclusively evidenced by the delivery to the corporation's transfer agent and registrar by the Secretary of a certificate referring to this bylaw and providing instructions of the Secretary to the transfer agent and registrar to issue any such shares without certificates in accordance with applicable law. In any event, the foregoing authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation.

             5.03. Facsimile Signatures and Seal. The seal of the corporation on any certificates for shares may be a facsimile. The signatures of the Chairman of the Board, the President or any Vice-President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation.

             5.04. Signature by Former Officers. In case any officer who has signed or whose facsimile signature has been placed upon any certificate for shares shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

             5.05. Transfer of Shares. Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed under the authority of the Board of Directors.

             5.06. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

             5.07. Lost, Destroyed or Stolen Certificates. Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as the Board of Directors or any transfer agent and registrar for the shares may prescribe.

             5.08. Consideration for Shares. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. Before the corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. In the absence of a resolution adopted by the Board of Directors expressly determining that the consideration received or to be received is adequate, Board of Directors approval of the issuance of the shares shall be deemed to constitute such a determination. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid and nonassessable. The corporation may place in escrow shares issued in whole or in part for a contract for future services or benefits, a promissory note, or other property to be issued in the future, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the benefits or property are received or the promissory note is paid. If the services are not performed, the benefits or property are not received or the promissory note is not paid, the corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

             5.09. Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

             5.10. No Nominee Procedures. The corporation has not established, and nothing in these bylaws shall be deemed to establish, any procedure by which a beneficial owner of the corporation's shares that are registered in the name of a nominee is recognized by the corporation as the shareholder under Section 180.0723 of the Wisconsin Business Corporation Law.

                          ARTICLE VI.  INDEMNIFICATION

             6.01.  Certain Definitions.  All capitalized terms used in this
   Article VI and not otherwise hereinafter defined in this Section 6.01 shall have the meaning set forth in Section 180.0850 of the Statute. The following capitalized terms (including any plural forms thereof) used in this Article VI shall be defined as follows:

             (a) "Affiliate" shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation.

             (b) "Authority" shall mean the entity selected by the Director or Officer to determine his or her right to indemnification pursuant to Section 6.04.

             (c) "Board" shall mean the entire then elected and serving Board of Directors of the Corporation, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

             (d) "Breach of Duty" shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 6.04, to constitute misconduct under Section
   180.0851 (2) (a) 1, 2, 3 or 4 of the Statute.

             (e) "Corporation," as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this corporation, including, without limitation, any successor corporation or entity to this corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this corporation.

             (f) "Director or Officer" shall have the meaning set forth in the Statute; provided that, for purposes of Article VI, it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate shall be so serving at the request of the Corporation.

             (g) "Disinterested Quorum" shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

             (h) "Party" shall have the meaning set forth in the Statute; provided that, for purposes of this Article VI, the term "Party" shall also include any Director or Officer or employee who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

             (i) "Proceeding" shall have the meaning set forth in the Statute; provided that, for purposes of this Article VI, the term "Proceeding" shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that such Proceeding is authorized by a majority vote of a Disinterested Quorum.

             (j) "Statute" shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

             6.02. Mandatory Indemnification. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is a Director or Officer.

             6.03.  Procedural Requirements.

             (a)    A Director or Officer who seeks indemnification under
   Section 6.02 shall make a written request therefor to the Corporation. Subject to Section 6.03(b), within 60 days of the Corporation's receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 6.05).

             (b) No indemnification shall be required to be paid by the Corporation pursuant to Section 6.02 if, within such 60-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

             (c) In either case of nonpayment pursuant to Section 6.03(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 6.04, determine whether the Director's or Officer's conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

             (d) (i) If the Board does not authorize an Authority to determine the Director's or Officer's right to indemnification hereunder within such 60-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

             6.04.  Determination of Indemnification.

             (a) If the Board authorizes an Authority to determine a Director's or Officer's right to indemnification pursuant to Section 6.03, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such
   Authority:

             (i) An independent legal counsel; provided that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

             (ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules; or

             (iii)  A court pursuant to and in accordance with Section
        180.0854 of the Statute.

             (b) In any such determination by the selected Authority there shall exist a rebuttable presumption that the Director's or Officer's conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

             (c) The Authority shall make its determination within 60 days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

             (d) If the Authority determines that indemnification is required hereunder, the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 6.05), including interest thereon at a reasonable rate, as determined by the Authority, within 10 days of receipt of the Authority's opinion; provided that, if it is determined by the Authority that a Director or Officer is entitled to indemnification as to some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, then the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

             (e) The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

             (f) All Expenses incurred in the determination process under this Section 6.04 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

             6.05.  Mandatory Allowance of Expenses.

             (a) The Corporation shall pay or reimburse, within 10 days after the receipt of the Director's or Officer's written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

             (i) The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct that constitutes a Breach of Duty; and

             (ii) The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 6.05 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to this Section 6.04.

             (b) If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 6.05, then such Director or Officer shall not be required to pay interest on such amounts.

             6.06.  Indemnification and Allowance of Expenses of Certain
   Others.

             (a) The Corporation shall indemnify a director or officer of an Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Affiliate.

             (b) The Corporation shall indemnify an employee who is not a Director or Officer, to the extent that he or she has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

             (c) The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in Section 6.06(b) hereof) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not otherwise a Director or Officer.

             6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article VI.

             6.08. Notice to the Corporation. A Director, Officer or employee shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director, Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers only, by an Authority selected pursuant to Section 6.04(a)).

             6.09. Severability. If any provision of this Article VI shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VI contravene public policy, then this Article VI shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions that are invalid or inoperative or that contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable.

             6.10. Nonexclusivity of Article VI. The rights of a Director, Officer or employee (or any other person) granted under this Article VI shall not be deemed exclusive of any other rights to indemnification against Liabilities or advancement of Expenses that the Director, Officer or employee (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article VI shall be deemed to limit the Corporation's obligations to indemnify against Liabilities or advance Expenses to a Director, Officer or employee under the Statute.

             6.11. Contractual Nature of Article VI; Repeal or Limitation of Rights. This Article VI shall be deemed to be a contract between the Corporation and each Director, Officer and employee of the Corporation, and any repeal or other limitation of this Article VI or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this
   Article VI with regard to acts, omissions or events arising prior to such repeal or limitation.

                           ARTICLE VII.  MISCELLANEOUS

             7.01. Amendments. Subject to the provisions of the Amended and Restated Articles of Incorporation, these bylaws may be altered, amended
   or repealed by the shareholders or by the Board of Directors.   Any action
   taken or authorized by the shareholders or by the Board of Directors, that would be inconsistent with the bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the bylaws so that the bylaws would be consistent with such action shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

             7.02.  Seal.

             The corporation shall have a seal which shall be in such form as the Board of Directors shall approve from time to time, but the use of such seal shall not be necessary to evidence authority for any action on behalf of the corporation or to evidence the authenticity of any signature on behalf of the corporation or of any officer of the corporation.

             7.03.  Fiscal Year

             The fiscal year shall mean the 52-week or 53-week period ending on the Saturday closest to October 31 of each year.

             7.04.  Emergency Provisions.

             The following emergency provisions shall be operative to the extent and under the circumstances set forth in Section 180.0207 of the Wisconsin Business Corporation Law:

             The Board of Directors, either before or during any such emergency, may provide, and from time to time modify, lines of succession in the event that during such emergency any or all officers or agents of the corporation shall for any reason be rendered incapable of discharging their duties.

             The Board of Directors, either before or during any such emergency, may, effective in the emergency, change the head office or designate several alternative head offices or regional offices, or authorize the officers so to do.

             No officer, director or employee acting in anticipation of or during an emergency in accordance with any emergency bylaws shall be liable for action taken in good faith to further the ordinary business affairs of the corporation during any such emergency.

             To the extent not inconsistent with any emergency bylaws so adopted, the bylaws of the corporation shall remain in effect during any emergency and upon its termination the emergency bylaws shall cease to be operative.

             Unless otherwise provided in emergency bylaws, notice of any meeting of the Board of Directors during such an emergency may be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio.